Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 20, 2025 with respect to the consolidated financial statements of
MSC Income Fund, Inc. included in the Annual Report on Form 10-K for the year ended December 31,
2024, which is incorporated by reference in this registration statement and prospectus and our report dated June 25, 2025 with respect to the Senior Securities table of MSC Income Fund, Inc., which is contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Financial Highlights,” “Senior Securities,” and “Independent Registered Public Accounting Firm.”
/s/ GRANT THORNTON LLP
Dallas, Texas
June 25, 2025